SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-I(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 11)

                             WILLIAMS CONTROLS, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                     969465
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

___   Rule 13d-1(b)     ___   Rule 13d-(c)            _X_   Rule 13d-1(d)

(Degree)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 969465                    13G             Page___2____ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Thomas W. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        NA
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER
                                                        1,200,000       common
                                                          637,500       warrants
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                        3,717,280       common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                          1,200,000       common
                                                          637,500       warrants

                                8       SHARED DISPOSITIVE POWER

                                                        3,717,280       common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        4,917,280       common
                                                          637,500       warrants

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

                                        X


        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        27.2%


        12      TYPE OF REPORTING PERSON*

                                       IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                     13G             Page___3___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Thomas W. Itin, as Trustee for Williams Controls, Inc. ESOP

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        California ESOP

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                            401,593    common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                            401,593    common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            401,593    common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        2.1%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                    13G             Page___4___ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas W. Itin, as Trustee for Williams Controls, Inc. Non-Union 401(k)

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                           308,865.48   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                           308,865.48   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           308,865.48    common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        1.0%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                     13G             Page___5___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Thomas W. Itin, as Trustee for Williams Controls, Inc. Union 401(k)

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                            111,994.519  common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                            111,994.519  common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            111,994.519  common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.4%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                     13G             Page___6___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas W. Itin, as Trustee for Williams Controls, Inc. Non-Union Employees Retirement Income Pension Plan

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                             130,000   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                             130,000   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             130,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.6%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                     13G             Page___7___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Thomas W. Itin, as Trustee for Williams Controls, Inc. Union Employees Pension Plan

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Oregon

                                5       SOLE VOTING POWER


        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                             169,300   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON


                                8       SHARED DISPOSITIVE POWER

                                                             169,300   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             169,300   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.9%


        12      TYPE OF REPORTING PERSON*

                                       EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                     13G             Page___8___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Shirley B. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER

                                                             402,600   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                           2,600,200   common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             402,600   common

                                8       SHARED DISPOSITIVE POWER

                                                           2,600,200   common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           3,002,800   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        15.2%


        12      TYPE OF REPORTING PERSON*

                                       IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                   13G             Page___9____ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Acrodyne Corporation
                        38-1561308
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan corporation

                                5       SOLE VOTING POWER
                                                           1,200,000   common

        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                             1,200,000   common


                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           1,200,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                        6.1%

        12      TYPE OF REPORTING PERSON*

                                       CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                  13G             Page___10____ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        SICO
                        38-3023843
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER

                                                             568,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             568,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             568,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        2.9%


        12      TYPE OF REPORTING PERSON*

                                       PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                  13G             Page___11____ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        TICO
                        38-3023846
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER
                                                           1,974,000   common

        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                             1,974,000   common


                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           1,974,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        10.0%


        12      TYPE OF REPORTING PERSON*

                                       PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                  13G             Page____12___ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Timothy Sean Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                              85,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              85,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              85,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.4%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                  13G             Page____13___ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Nina Beardsley Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                              85,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              85,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              85,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.4%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                  13G             Page____14___ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Whitney Lynne Hebard Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                             106,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             106,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             106,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.5%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                    13G             Page___15___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Gregory Robert Hebard Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                             106,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             106,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             106,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.5%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                   13G             Page___16___ of ___26___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Elinor Lee Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                              17,600   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              17,600   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              17,600   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.1%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                    13G             Page___17___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Wyatt Otto Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Trust

                                5       SOLE VOTING POWER

                                                               3,000   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                               3,000   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               3,000   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.0%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                    13G             Page___18___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Dearborn Wheels, Inc.
                        38-2038101
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Corporation

                                5       SOLE VOTING POWER

                                                              58,200   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                              58,200   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              58,200   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.3%


        12      TYPE OF REPORTING PERSON*

                                       CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 969465                    13G             Page___19___ of ___26__Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Ajay Sports, Inc.
                        39-1644025
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware Corporation

                                5       SOLE VOTING POWER

                                                             156,719   common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             156,719   common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             156,719   common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.8%


        12      TYPE OF REPORTING PERSON*

                                       CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 969465                                                   Page 20 of 26


ITEM 1(a)   Name of Issuer:  Williams Controls, Inc. ("WMCO")
            ---------------
ITEM 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------
            14100 SW 72nd Avenue
            Portland, OR  92224

ITEM 2(a)   Name of Persons Filing:
            -----------------------
            This Schedule 13G is being filed  jointly by Thomas W. Itin;  Thomas
            W. Itin, as trustee for Williams Controls, Inc. ESOP ("ESOP"), WMCO Non-Union 401(k), WMCO Union 401(k), WMCO Non-Union Employees Retirement Income Pension Plan, and WMCO Union Employees Pension Plan, Shirley B. Itin; Acrodyne Corporation, a Michigan corporation ("Acrodyne"); Dearborn Wheels, Inc., a Michigan Corporation ("DWI"); Ajay Sports, Inc., a Delaware Corporation ("Ajay"); TICO, a Michigan co-partnership ("TICO"); SICO, a Michigan co-partnership ("SICO"); and Shirley B. Itin, as Trustee for the Timothy Sean Itin
            Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard
            Irrevocable Living Trust ("WLH Trust), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust"), Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"), and Wyatt Otto Itin Irrevocable Living Trust ("WOI Trust"). The TSI Trust, NBI Trust, WLH Trust, GRH Trust, ELI Trust, and WOI Trust sometimes hereinafter are referred to collectively as the "Trusts".


ITEM 2(b)   Address Principal Business Office or, if none, Residence:
            ---------------------------------------------------------
            32751 Middlebelt Rd., Suite B
            Farmington Hills, MI 48334

ITEM 2(c)  Citizenship:
           ------------
           Mr. Itin is a United States citizen. Mrs. Itin is a United States citizen. Acrodyne is a Michigan corporation. Dearborn Wheels, Inc. is a Michigan corporation. Ajay Sports, Inc. is a Delaware corporation. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts. The ESOP is a California ESOP. The Non-Union and Union 401(k) plans and pension plans are employee benefit plans for WMCO, a Delaware corporation, with its principal offices in Portland, Oregon.

ITEM 2(d)   Title of Class of Securities
            ----------------------------
            Common Stock $.01 Par Value

ITEM 2(e)   CUSIP Number: 969465
            -------------

CUSIP No. 969465                                                   Page 21 of 26

ITEM 3      N/A


ITEM 4      Ownership:
            ----------
            a.  Amount Beneficially Owned:

             (1) 5,554,780 shares and warrants (27.2%) beneficially owned by Mr.
                 Itin.

          Includes: (i) 1,200,000 shares owned of record by Acrodyne. All of the outstanding capital stock of Acrodyne is owned by TWI International, Inc., a corporation wholly owned by Thomas W. Itin. (ii) 156,719 shares owned by Ajay Sports, Inc. Ajay Sports is a company with its common stock registered under Section 12(d) of the Securities Exchange Act of 1934. Mr. Itin is the Chairman of the Board, President and Chief Executive Officer of Ajay Sports and owns approximately 45.75% of Ajay stock and disclaims beneficial ownership of these shares owned by Ajay Sports, Inc. (iii) 568,000 shares owned of record by SICO and 1,974,000 shares owned of record by TICO. Mr. Itin is a partner in these two Michigan co-partnerships. (iv) 401,593 shares owned by Williams Controls, Inc. ESOP; (v) 308,863.48 shares owned by WMCO Non-Union 401(k); 111,994.519 shares owned by WMCO Union 401(k); 130,000 shares owned by WMCO Non-Union Employees
          Retirement Income Pension Plan; and 169,300 shares owned by WMCO Union Employees Pension Plan. Mr. Itin is one the trustees for these employee benefit plans. Mr. Itin disclaims beneficial ownership of these shares, other than the 13,278 shares in the ESOP and 30,128.614 shares in the Non-Union 401(k) allocated for his benefit and (vi) 637,500 shares issuable to Mr. Itin upon exercise of presently exercisable stock options granted by the Issuer.

              (2) 3,002,800 shares (15.2%) beneficially owned by Mrs. Itin.

                    Includes: (i) 568,000 shares owned of record by SICO and 1,974,000 shares owned of record by TICO. Mrs. Itin is a partner in these two Michigan co-partnerships; (ii) 58,200 shares owned by DWI. Mrs. Itin is President and a 20% equity owner of DWI. She disclaims beneficial ownership of these shares except as to her 20% equity ownership; and (iii) 85,000 shares owned by TSI Trust; 85,000 shares owned by NBI Trust; 106,000 shares owned by WLH Trust; 106,000 shares owned by GRH Trust; 17,600 shares owned by ELI Trust and 3,000 shares owned by WOI Trust. Mrs. Itin is the trustee of these trusts and, as such, has the power to vote and dispose of these shares. Mr. & Mrs. Itin are not beneficiaries of these trusts and disclaim ownership of the shares owned by the trusts.

CUSIP No. 969465                                                   Page 22 of 26


            b.    Percent of Class:

                  27.2% by Thomas W. Itin
                   2.1% by ESOP
                   1.0% by WMCO Non-Union 401(k)
                    .4% by WMCO Union 401(k)
                    .6% by WMCO Non-Union Pension Plan
                    .9% by WMCO Union Pension Plan
                  15.2% by Shirley B. Itin
                   6.1% by Acrodyne
                   2.9% by SICO
                  10.0% by TICO
                    .4% by TSI Trust
                    .4% by NBI Trust
                    .5% by WLH Trust
                    .5% by GRH Trust
                    .1% by ELI Trust
                    .0% by WOI Trust
                    .3% by DWI
                    .8% by Ajay

            c. Number of shares as to which such person has:
               ---------------------------------------------
              (i) sole power to vote or to direct the vote:

                    Mr. Itin, through his ownership of Acrodyne, has the sole power to vote the 1,200,000 shares owned by Acrodyne. Mr. Itin has sole power of the 637,500 shares issuable upon exercise of presently exercisable stock options.

                    Mrs. Itin has sole power to vote or to direct the vote of the 402,600 shares held by the Trusts.

             (ii) shared power to vote or to direct the vote:

                    As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 2,542,000 shares owned by TICO and SICO. As trustee of the employee benefit plans, Mr. Itin shares the power to vote or to direct the vote of 424,795 shares held by the ESOP, 203,162 shares held by WMCO Non-Union 401(k), 88,604 shares held by WMCO Union 401(k), 115,000 shares held by WMCO Non-Union Pension Plan, and 187,000 shares held by WMCO Union Pension Plan. As a director of Ajay Sports, Inc., Mr. Itin shares the power to vote or to direct the vote of 156,719 shares held by Ajay Sports.

CUSIP No. 969465                                                   Page 23 of 26

                    As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 2,542,000 shares owned by TICO and SICO. Mrs. Itin shares the power to vote or to direct the vote of 58,200 shares held by DWI, which Mrs. Itin is President.


      (iii)       sole power to dispose or to direct the disposition:

                    Mr. Itin, through his ownership of Acrodyne, has the sole power to dispose of or direct the disposition of the 1,200,000 shares owned by Acrodyne. Mr. Itin has sole power of the 637,500 shares issuable upon exercise of presently exercisable stock options.

                    Mrs. Itin has sole power to dispose or to direct the disposal of the 402,600 shares held by the Trusts.

       (iv) shared power to dispose or to direct the disposition:

                    As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 568,000 shares owned by SICO and the 1,974,000 shares owned by TICO. As a trustee of the employee benefit plans, Mr. Itin shares the power to dispose or to direct the disposition of 424,795 shares held by the ESOP, 203,162 shares held by WMCO Non-Union 401(k), 88,604 shares held by WMCO Union 401(k), 115,000 shares held by WMCO Non-Union Pension Plan, and 187,000 shares held by WMCO Union Pension Plan. As a director of Ajay Sports, Inc., Mr. Itin shares the power to vote or to direct the vote of 156,719 shares held by Ajay Sports.

 .

                    As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 568,000 shares owned by SICO and the 1,974,000 shares owned by TICO. Mrs. Itin shares the power to vote or to direct the vote of 58,200 shares held by DWI, which Mrs. Itin is President.

CUSIP No. 969465                                                   Page 24 of 26


ITEM 5      Ownership of Five Percent or Less of a Class:  N/A
            ---------------------------------------------
ITEM 6      Ownership of More than Five percent on Behalf of Another Person:
            ----------------------------------------------------------------
                        N/A

ITEM 7      Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:  N/A
            -------------------------------------------------------------
ITEM 8      Identification and Classification of Members of the Group:  N/A
            ----------------------------------------------------------
ITEM 9      Notice of Dissolution of Group:  N/A
            -------------------------------
ITEM 10     Certification:  N/A
            --------------

CUSIP No. 969465                                                   Page 25 of 26

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2001        \s\ Thomas W. Itin
                                ------------------------------------------
                                Thomas W. Itin

                                ACRODYNE CORPORATION - PROFIT SHARING PLAN

Dated: February 14, 2001        \s\ Thomas W. Itin
                                -------------------------------------------
                                Thomas W. Itin, Trustee

                                ACRODYNE CORPORATION

Dated: February 14, 2001        \s\ Thomas W. Itin
                                --------------------------------------------
                                Thomas W. Itin, President

                                SICO, A MICHIGAN CO-PARTNERSHIP

Dated: February 14, 2001        \s\ Shirley B. Itin
                                --------------------------------------------
                                Shirley B. Itin, Partner

                                TICO, A MICHIGAN CO-PARTNERSHIP

Dated: February 14, 2001        \s\ Thomas W. Itin
                                --------------------------------------------
                                Thomas W. Itin, Partner

                                AJAY SPORTS, INC.,

Dated: February 14, 2001        \s\ Thomas W. Itin
                                --------------------------------------------
                                Thomas W. Itin, President

                                DEARBORN WHEELS, INC.

Dated: February 14, 2001        \s\ Shirley B. Itin
                                --------------------------------------------
                                Shirley B. Itin, President

CUSIP No. 969465                                                   Page 26 of 26

                                TIMOTHY SEAN ITIN IRREVOCABLE
                                LIVING TRUST

Dated: February 14, 2001         \s\ Shirley B. Itin
                                 ------------------------------------------
                                 Shirley B. Itin, Trustee


                                 NINA BEARDSLEY ITIN IRREVOCABLE
                                 LIVING TRUST

Dated: February 14, 2001          \s\ Shirley B. Itin
                                  -----------------------------------------
                                  Shirley B. Itin, Trustee


                                  WHITNEY LYNNE HEBARD
                                  IRREVOCABLE LIVING TRUST

Dated: February 14, 2001          \s\ Shirley B. Itin
                                  -----------------------------------------
                                  Shirley B. Itin, Trustee

                                  GREGORY ROBERT HEBARD
                                  IRREVOCABLE LIVING TRUST

Dated: February 14, 2001          \s\ Shirley B. Itin
                                  -----------------------------------------
                                  Shirley B. Itin, Trustee

                                  ELINOR LEE ITIN
                                  IRREVOCABLE LIVING TRUST

Dated: February 14, 2001          \s\ Shirley B. Itin
                                  -----------------------------------------
                                  Shirley B. Itin, Trustee

                                  WYATT OTTO ITIN
                                  IRREVOCABLE LIVING TRUST

Dated: February 14, 2001           \s\ Shirley B. Itin
                                  -----------------------------------------
                                  Shirley B. Itin, Trustee